EXHIBIT 10.22

AMENDED AND RESTATED THORATEC CORPORATION
EXECUTIVE OFFICER SEVERANCE BENEFITS PLAN
AND SUMMARY PLAN DESCRIPTION

INTRODUCTION

Thoratec Corporation (“TC”) established the Thoratec Corporation Executive Officer Severance Benefits Plan (the “Plan”) effective July 11, 1998, as amended and restated by the Board of Directors of TC on February 26, 2004, to provide severance benefits to certain employees whose employment is terminated.

ELIGIBILITY FOR BENEFITS

Employees eligible to receive severance benefits under the Plan are the following officers of TC: President and Chief Executive Officer, Senior Vice President and Chief Operating Officer, Division President, Senior Vice President and Chief Financial Officer, Vice President of Operations, Vice President of Regulatory Affairs and Quality Assurance, Vice President of Research and Development, Vice President of Sales and Marketing, Vice President of Human Resources, Vice President of Business Development, Vice President and General Counsel and any executive officer subsequently designated by the Board of Directors (“Executive Officer(s)”). Benefits are provided under the Plan if the form of Release described below is executed by the Executive Officer and becomes irrevocable and the additional requirements described below with respect to a particular benefit are met.

The Board of Directors of TC may amend the Plan at any time after July 1, 2001.

SEVERANCE BENEFITS

Severance Pay Benefit

Standard

Any Executive Officer whose employment with TC ends due to an involuntary termination (other than for Cause) and who has not declined another comparable position with TC, a TC affiliate, successor or assignee shall be paid in cash a standard severance pay benefit equal to one times the Executive Officer’s then current annualized base salary payable at the election of the Executive Officer made before the date of such termination in either (a) a single lump sum payment, or (b) ratably during the one year after termination in accordance with TLC’s regular pay periods.

Change in Control

Each Executive Officer who is entitled to receive severance benefits under the Plan, whose employment with TC ends within 18 months after a Change In Control, either involuntarily (other than for Cause) or voluntarily for Good Reason, shall be paid in lieu of the standard severance pay benefit a Change in Control severance pay benefit equal to two times the Executive Officer’s then current annualized base salary plus two times the greatest of (a) the prior year’s target bonus, (b) the current year’s actual bonus, or (c) the current year’s target bonus. Such amount shall be payable at the election of the Executive Officer made before the date of such termination in either (i) a single lump sum payment, or (ii) ratably during the one year after termination in accordance with TC’s regular pay periods.

Definitions

Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Executive Officer in connection with his/her responsibilities as an Executive Officer which is intended to result in substantial personal enrichment of the Executive Officer, (ii) the Executive Officer’s conviction of a felony which TC reasonably believes has had or will have a material detrimental effect on TC’s reputation or business, or (iii) continued willful violations by the Executive Officer of the Executive Officer’s obligations to TC after there has been delivered to the officer a written demand for performance from TC which describes the basis for its belief that the Executive Officer has not substantially performed his duties.

Change in Control. “Change of Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of TC representing fifty percent (50%) or more of the total voting power represented by TC’s then outstanding voting securities; or (ii) the consummation of a sale of substantially all of TC’s assets; or (iii) the consummation of a merger or consolidation of TC with any other corporation, other than a merger or consolidation which would result in the voting securities of TC outstanding immediately prior thereto continuing to represent (either by remaining out-standing or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of TC or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the composition of the TC Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of TC as of January 1, 2004 or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to TC.

Good Reason. “Good Reason” shall mean any material reduction in the duties or salary or bonus of the Executive Officer or a requirement that the Executive Officer work at a facility more than 25 miles from TC’s current headquarters.

Withholding

Notwithstanding any other provision of the Plan, all severance pay benefits shall be reduced by any applicable federal, state, local, or other withholding.

Gross-Up for Excise Tax

In the event TC determines that any payment hereunder to or for the benefit of an Executive Officer (determined without regard to any additional payment required under this paragraph) (a “Payment”) is subject to the excise tax imposed by section 4999 of the Internal Revenue Code, as amended (the “Excise Tax”), then the Executive Officer shall be paid an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive Officer of all taxes, including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

Medical Benefits Continuation

With respect to each eligible Executive Officer who is entitled to receive severance benefits under the Plan, TC shall continue to pay, to the same extent as paid by TC immediately before termination, for the Executive Officer’s existing benefit coverage continuation under COBRA as provided by TC’s group medical plan for either (i) the calendar month following the calendar month of termination of employment, if entitled to the standard severance pay benefits, or (ii) one year, if entitled to the Change in Control severance pay benefit. The period of such TC-paid COBRA coverage shall be considered part of the Executive Officer’s COBRA coverage entitlement period.

Release

To receive benefits under the Plan, an Executive Officer must sign a Release of claims in the form specified by TC within the applicable time limit. Each eligible Executive Officer age forty or older will have a maximum period of forty-five days from the date the Executive Officer receives the applicable Release to consider, accept, sign and return it to TC, and may revoke the Release in writing within seven days thereafter. Each other Executive Officer under age 40 will have a maximum period of seven calendar days from the date the Executive Officer receives the applicable Release to consider, accept, sign and return it to TC, which Release shall be irrevocable. All time limits refer to calendar days unless otherwise specified. If the expiration of any time limit of the Plan falls on a weekend or a holiday observed by TC, the time limit will be deemed to end at the close of business on the next workday.

No Other Similar Benefits

The severance benefits provided by the Plan are in lieu of any other severance benefits provided by TC under any other applicable practice or policy; provided that, if an Executive Officer’s current employment agreement provides superior severance provisions, such Executive Officer may elect to have the benefit of such severance provisions in lieu of those comparable benefits provided by the Plan.

Source of Benefits

The benefits provided under the Plan shall be unfunded and payable solely from the general assets of TC.

Expenses

The expenses of operating and administering the Plan shall be borne entirely by TC.

Plan Sponsor and Administrator

TC shall be the “Plan Sponsor” and the “Administrator” of the Plan, as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Administrator shall make any and all determinations required to be made in connection with the operation and administration of the Plan, including (without limitation) the determination of whether an Executive Officer is an eligible Executive Officer and the amount of any benefit payable hereunder. The Administrator shall have the discretionary power to interpret the provisions of the Plan as it may determine is necessary or appropriate for the operation and administration of the Plan.

Named Fiduciary

TC is the “named fiduciary” of the Plan within the meaning of ERISA, including the “named fiduciary” with the power to act with respect to the review of claims for benefits under the Plan that are denied.

Allocation and Delegation of Responsibilities

TC may allocate any of its responsibilities for the operation and administration of the Plan to any officer or employee of TC. It may also delegate any of its responsibility under the Plan by designating, in writing, another person to carry out such responsibilities. Any such written designation shall become effective when executed by the Chief Executive Officer of TC and the designated person shall then be responsible for carrying out the responsibilities described in such writing.

No Individual Liability

It is the express purpose and intention of TC that no individual liability whatsoever shall attach to, or be incurred by, any director, officer, employee, representative or agent of TC and its affiliated and related entities, under, or by reason of the operation of, the Plan.

Claims and Review Procedures

Any Executive Officer who believes that the Executive Officer has not received the proper benefit under the Plan must file a written claim with the Administrator. The Administrator will review the claim and notify the Executive Officer of its decision in writing within 60 days after the claim is received.

If the Administrator denies a claim, in whole or in part, the Administrator’s notice will set forth:

1.	The specific reason(s) for the denial;

2.	The Plan provision(s) on which the denial is based;

3.	A description of any material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary; and

4.	Information concerning the steps to be taken if the claimant wishes to submit the claim for further review.

If the claimant feels the denial of the claim is improper, the claimant, or the claimant’s duly authorized representative, must file a written request for a full review of the claim. A request for review must be filed with the Administrator within 90 days after the claimant receives the notice of denial and should set forth all of the grounds upon which it is based, all facts in support of the request and any other matters the claimant (or the claimant’s representative) deems pertinent. The Administrator will give the claimant, or the claimant’s representative, the opportunity to review pertinent Plan documents in preparing a request for review. The Administrator will furnish the claimant with a final written decision within 60 days after receipt of the request for review.

Questions Regarding the Plan

An Executive Officer having questions regarding the Plan or its application should direct them to Wayne Boylston, Chief Financial Officer, at (925) 847-8600.

TO EVIDENCE THE ADOPTION OF THE AMENDED AND RESTATED THORATEC CORPORATION EXECUTIVE OFFICER SEVERANCE BENEFITS PLAN, this document has been executed by an authorized officer of TC.

Thoratec Corporation

Dated: ____________________________	By: ____________________________

Your Rights Under ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. Under ERISA, all participants are entitled to:

1.	Examine, without charge, at the office of the Administrator of the Plan, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports; and

2.	Obtain copies of all Plan documents and other Plan information upon written request to the Administrator. The Administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and the other Plan participants and their beneficiaries.

No one, including your employer or any other person, may discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for benefits is denied, in whole or in part, you must receive a written explanation of the reason for the denial, and you have the right to have the Administrator review and reconsider your claim. (See “Claims and Review Procedures” above.)

Under ERISA, there are steps you can take to enforce your rights. For instance, if you request materials from the Administrator and do not receive them within thirty days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the Administrator’s control. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in state or federal court.

If it should happen that you are discriminated against for asserting your rights under ERISA, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor Management Services Administration, Department of Labor.

ERISA INFORMATION

Plan Name

     Amended and Restated Thoratec Corporation Executive Officer Severance Benefits Plan

Plan Identification Number

     502

Plan Sponsor

Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, CA 94588
Telephone: (925) 847-8600

Administrator

     Same as Plan Sponsor

Employer Identification Number

     94-2340464

Agent for Service of Legal Process

     Service of legal process may be made upon the Plan Administrator at the address shown above.

Plan Year

     Calendar Year

Type of Plan

     Welfare Plan